 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement No. 333-142459 on Form N-3 of our report dated April 25, 2011 relating to the financial statements of Separate Account Nos. 10, 4 and 3 and each of the portfolios of Separate Account No. 66 of AXA Equitable Life Insurance Company for the year ended December 31, 2010, and of our report dated March 10, 2011 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2010. We also consent to the reference to us under the headings "Condensed financial information" in Appendix I to the Prospectuses and "Custodian and independent registered public accounting firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2011